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                                                                    EXHIBIT 99.6



                                                                    NEWS RELEASE
MARINE DRILLING COMPANIES, INC.
- - -------------------------------
14141 Southwest Freeway, Suite 2500
Sugar Land, Texas  77478-3435


                                                   DATE:    December 2, 1994
[LOGO]                                          CONTACT:    William H. Flores or
                                                            Joan R. Smith
                                                  PHONE:    (713) 491-2002


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                           MARINE DRILLING ANNOUNCES
                      COMPLETION OF CIT FINANCING FACILITY


        SUGAR LAND, TEXAS (December 2, 1994) -- Marine Drilling Companies, Inc. (NSM-MDCO) today announced the closing of a new $35 million credit facility with The CIT Group/Capital Equipment Financing, Inc. The facility includes an eighteen-month revolving loan which is convertible into a three-year term loan. The principal balance of the term loan will amortize at a rate of 20% per year with the balance (40%) due at the end of the three-year term. The Company will use the facility to fund rig acquisitions and upgrades to its present fleet.

        William H. Flores, the Company's Chief Financial Officer, commented, "We are excited about our new relationship with CIT and with the opportunities available to the Company with this facility. We view this arrangement as a financially prudent way to grow Marine Drilling and add value for our owners."

        Marine Drilling owns and operates thirteen jack-up drilling rigs located in the U.S. Gulf of Mexico, offshore Mexico in the Bay of Campeche and in Southeast Asia. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.


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